EXHIBIT 99.1

ENHANCE BIOTECH ANNOUNCES CLOSING OF MERGER WITH ARDENT PHARMACEUTICALS

NEW YORK, NY-- (PR  NEWSWIRE)--DECEMBER  20 2004--ENHANCE BIOTECH, INC. (OTC PK:
EBOI), a specialty pharmaceutical company developing a portfolio of products focused on lifestyle drugs, and Ardent Pharmaceuticals Inc., a world leader in discovering and developing delta receptor compounds, announced today that their previously announced merger transaction has been consummated. As a consequence of the transaction, Ardent is now a wholly-owned subsidiary of Enhance Biotech, Inc. The new portfolio offers a broad pipeline of products under development, ranging from pre-clinical New Chemical Entities (NCE) through to later stage products addressing the potentially large lifestyle market areas of urology, dermatology and Central Nervous System (CNS). The management and scientific team includes leading specialist scientists in the delta receptor area and management talent with an expertise in licensing products and driving them through the regulatory process to market. Combined facilities include state-of-the-art laboratory and development facilities for early stage chemistry and pharmacology along with clinical expertise. Merger agreements provide that immediately upon consummation of the merger transaction, on a fully-diluted basis, Enhance's pre-existing stockholders own approximately fifty-five percent (55%) of Enhance Biotech, Inc., and former Ardent shareholders own approximately approximately forty-five percent (45%) of Enhance Biotech, Inc.

Effective immediately, Chris Every, Enhance Biotech's CEO, will continue as the CEO, President and a member of the Board of Directors. Dr. Ken Chang, Chairman, Chief Executive Officer and Founder of Ardent, has been appointed President of Asia Pacific Operations and Chief Science Officer of Enhance. Phillip Wise, Chief Financial Officer and VP Business Development of Ardent has been named the Chief Financial Officer of Enhance. Sam McCormick, the Chief Science Officer of Enhance has assumed the position of Vice President Science of Europe. The Company's operational headquarters is based in the North Carolina Research Triangle with corporate offices in New York and London.

Chris Every commented, "This merger opens an exciting future for our employees, shareholders and future customers. The closing of this merger transaction was the realization of the hard work and collaborative efforts of employees from both organizations. The success of the negotiation process, which was facilitated by independent biotech bankers BIO-IB, bodes well for effective completion and cohesive merging of the operations of the two organizations in the immediate future. Combined, our two companies have taken a significant step toward fulfilling the vision of becoming a leader in lifestyle, specialty pharmaceuticals offering a broad portfolio of products to the market in a relatively short period of time."

About Enhance Biotech

Enhance Biotech, Inc. is a specialty pharmaceutical company focused on developing a product portfolio in three key areas of the lifestyle drug market: urology, dermatology and CNS. Key conditions addressed within the urology area are Urinary Incontinence and Sexual Dysfunction, which include premature ejaculation and male fertility,  while skincare  indications  include Cellulite,
Itch, Anti-aging, Periodontal Disease and Dermatological Disorders such as Atopic Dermatitis and Psoriasis. Within the CNS area, the Company is developing compounds in moderate-to-severe Pain, Parkinson's disease and Depression. An area for future licensing for which the Company has developed compounds is Cardio-protection. The Company has developed substantial knowledge of the chemistry and pharmacology of the delta receptor, including a library of approximately 1,000 compounds that demonstrate specific delta receptor activity. This creates a valuable product portfolio in the lifestyle market, a market that is forecast to grow to US $32 billion by 2008. The pharmaceutical industry has invested over $20 billion in R&D for lifestyle drugs over the last 10 years, although relatively few new products have as yet reached the market. Enhance's lead development products are intended to address unmet needs in these global blockbuster markets. These products are generally in development stages ranging from pre-clinical target compound selection through to late Phase II. Enhance has 18 employees and an extensive research facility based in North Carolina's Research Triangle Park along with experienced clinical development and commercial management. For more information on the Company, please visit the Company's website at www.enhancelifesciences.com.

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Certain statements  contained herein are  "forward-looking"  statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Enhance Biotech's compounds under development in particular; the potential failure of Enhance Biotech's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Enhance Biotech' compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures,
mergers,   licenses  or  strategic  initiatives  that  change  Enhance  Biotech'
business, structure or projections; the development of competing products; uncertainties related to Enhance Biotech' dependence on third parties and partners; and those risks described in the filings with the SEC, all of which are under the Company's prior name Becor Communications, Inc. Enhance Biotech disclaims any obligation to update these forward-looking statements.


Investor Contact:                       European Contact:
Yvonne Zappulla                         John Gisborne
Managing Director                       Splash Communications
Wall Street Investor Relations          (44) 1225 - 318000
212-681-4108                            jgisborne@splashcommunications.com
Yvonne@WallStreetIR.com



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                                  END OF FILING